Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman & Chief Executive Officer

Scott D. Schweinfurth – Chief Financial Officer, Treasurer & EVP

Orrin J. Edidin – President

Other Participants

Harry C. Curtis – Analyst, Nomura Securities International, Inc.

Carlo Santarelli – Analyst, Deutsche Bank Securities, Inc.

Shaun C. Kelley – Analyst, Bank of America Merrill Lynch

Joel H. Simkins – Analyst, Credit Suisse Securities (USA) LLC (Broker)

Mark Strawn – Analyst, Morgan Stanley & Co. LLC

Cameron P. S. McKnight – Analyst, Wells Fargo Securities LLC

Joseph R. Greff – Analyst, JPMorgan Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by. And welcome to the WMS Industries Fiscal 2012 Fourth Quarter Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on August 6, 2012, is being recorded.

I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead.

William H. Pfund, Vice President-Investor Relations

Thank you, Operator. Before beginning our review, I’d like to remind everyone that our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. Reported results may not be indicative of future performance; and the Company’s actual results may differ materially from those anticipated in the forward-looking statements, depending on the factors described under “Item 1. Business” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, and in our more recent press releases and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are made only as of this date, August 6, 2012.

On the call today are Brian Gamache, Chairman and CEO; Orrin Edidin, President; and Scott Schweinfurth, CFO. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS’ fiscal fourth quarter results demonstrate ongoing operating progress, as well as success with our product plan and organizational goals we set in place a year ago. Although the operating environment remained challenging throughout fiscal ‘12, in each quarter, we generated improvements in our operating and financial metrics. While we have more work to do, our success throughout the year is a very strong indicator we have the right strategies in place to drive gains in product sales ship share and in our installed participation base.

For the June 2012 quarter, WMS generated a total of $196 million, a quarterly sequential increase of $20 million, or 11% from the March quarter. This increase was led by:

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New unit shipments to the U.S. and Canada, we reached a three-year quarterly high of 4,672 new gaming machines, aided by just over 3,900 replacement units — the second-highest quarterly number of replacement units we have ever shipped to these customers. We believe this solid demand reflects the improved performance of our newest products.

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Second, our ongoing commitment to strategic sourcing and lean sigma initiatives coupled with higher gross margin on other product sales revenues contributed to the significant improvement in product sales margin, more than offsetting lower ASPs on a year-over-year basis. Gross margin on product sales rose by nearly a thousand basis points year over year…and more significantly, increased 280 basis points over the March 2012 quarter to reach 55%, a new all-time high for WMS. For some time, this has been our goal, and its achievement marks another major milestone; and we believe there is still potential for additional margin improvement long-term.

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Next, in participation, our excellence in innovation and product advancement is clearly evident. Our newest games are driving unit growth in our installed base, and we have a healthy backlog, which bodes well for further gains in our installed footprint in the current quarter. The first two games powered by our CPU-NXT®3 operating system – the Aladdin & the Magic Quest® and Super Team® themes – were launched on schedule late in the June quarter, along with three other new participation games. These new participation games, coupled with the ongoing roll-out of CLUE™, Epic MONOPOLY™ and THE LORD OF THE RINGS™ 3-reel mechanical games drove a 172 unit quarterly sequential increase in the installed participation base at June 30. Our open orders remain strong at 1,879 units and we’re looking forward to introducing some really exciting new participation games and cabinets at the G2E™ trade show in October. These coming products, combined with the continued roll-out of our latest approved games into additional markets, are expected to keep demand for new WMS participation games at very healthy levels.

The progress in the June quarter, and throughout the full year, reflects our commitment to and focus on restoring our growth. During fiscal ’12, we achieved a number of accomplishments that solidified the foundation for what we believe will be a new chapter of long-term growth at WMS. Let me briefly comment on a few:

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We restored the normal flow of new product development and jurisdictional approvals, which has allowed us over the last two quarters to re-establish customer demand and rebuild momentum in our product sales and participation businesses.

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Successfully launched our new Bluebird®2e cabinet with emotive lighting, adapted our proven Bluebird2 cabinet with the CPU-NXT2 operating platform for Class II markets and launched the first participation games running on our next-generation CPU-NXT3 platform.

•	We secured a key partnership with Stations Casinos to launch our new My Poker® video poker machines in the Las Vegas locals market in the December ’12 quarter.

•	Were selected to participate in VLT replacement program in Alberta, Canada, with first shipments beginning in the current year.

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We aggressively invested in upgrading our installed base participation games to new Bluebird2 and Bluebird xD™ gaming machines. Today, these cabinets comprise about two-thirds of our installed base…double the level when we began the year.

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Continued to invest in our future by completing the new state-of-the-art technology facilities that will house our development teams in Chicago, and India; and also upgraded our Waukegan data center to a Tier 2 Plus industry functionality standard.

•	Secured a $400 million long-term credit facility that provides ample financial flexibility and resources for the years ahead.

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We continued to develop and recruit top talent that collectively bring a level of expertise and experience in “Best Practices” to all areas of the company. I also would like to personally congratulate Orrin and Ken on their recent well-earned promotions.

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And, finally, made significant strides in building, organically and through strategic acquisitions, alliances and partnerships, a comprehensive suite of digital products, content and services to enable WMS to provide a full array of interactive solutions to our customers.

Fiscal ’12 was a year of significant accomplishment as we ready WMS for the next phase of growth. Scott and Orrin will now provide a look at some of the operating and financial highlights of the quarter and past year. Scott.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer & EVP

Thanks Brian and good afternoon everyone.

In the June ’12 quarter, we generated revenue from the sale of 6,146 new gaming machines. Notably, we achieved a 1,100 unit quarterly sequential increase in replacement units to 3,900 units, which was just shy of the record 3,950 units shipped in the June ’10 quarter.

Unit sales for new casino openings and expansions in the U.S. and Canada totaled approximately 775 units. Our floor share of new casinos continues to average in the high teens.

Internationally, we sold 1,474 new units representing 24% of our total global unit shipments. Shipments were essentially flat on a quarterly sequential basis, and they remain below the prior year largely reflecting a decline due to market conditions in the Mexican and Australian markets, both of which had provided significant sales activity during the last two years.

Average selling price rose $749 per unit on a quarterly sequential basis to $15,982 per unit, but was below the prior year reflecting fewer premium for-sale units, the realities of our competitive marketplace and more large-volume orders that carry higher volume discounts. While pricing is more important to customers now than at any time in the last decade, we believe earnings performance and player appeal remain at the forefront of our customers’ focus.

Other product sales revenues increased on a year-over-year basis by 72% and on a quarterly sequential basis by 82%. Higher revenues from used gaming machines and conversion kits contributed to the increase. Sales of approximately 5,500 conversion kits in Q4 bring our total to 19,900 for fiscal ’12, or about 95% of the annual new units sold, which is more than double the total for fiscal ’11 and represents about 27% of the approximately 75,000 Bluebird2 and Bluebird xD gaming machines installed globally. We believe our success with conversion kit sales reflects the improvements in game content, and most importantly, results in the ongoing upgrade of our game content across existing casino floors…a key goal in addressing our customers’ focus on earnings performance.

In our participation business, we continued to increase our installed participation base and refreshed a meaningful portion of the footprint in the June quarter. While many of our new games, such as Aladdin & the Magic Quest®, Monster Jackpots, GONE WITH THE WIND™ and Super Team® themes received their initial jurisdictional approvals late in the quarter, the launches were on time and our installed base increased 172 units on a quarterly sequential basis to 9,561 gaming machines at June 30, 2012, while the average footprint increased by 135 units. Average revenue per day in the quarter was $66.50 compared to $68.06 in the March 2012 quarter, reflecting the absence of the normal expected seasonal improvement due to softer consumer spending reported across most regional gaming markets.

Turning to margins, building solidly on the progress established in the prior two quarters, our product sales gross margin of 54.6% improved 970 basis points from the prior-year period and by 280 basis points on a quarterly sequential basis. The improvement reflects ongoing product cost reductions, strong conversion kit sales and improved used gaming machine margins; and, for the year-over-year comparison, the impact of $4.9 million of additional inventory write-downs recorded in the June 2011 quarter…all despite a lower average selling price on new units. Due primarily to a higher mix of WAP participation units and the associated incremental jackpot expense, along with costs associated with newly acquired companies and other operating costs to support our interactive gaming products and services, gross margin on gaming operations revenues was 77.4% compared to 79.8% in the prior-year quarter, which also included $1.7 million of other asset write-downs recorded in the June 2011 quarter.

In total, R&D and Selling & Administrative expenses were down $2.1 million year over year, excluding the $2.1 million of charges for legal settlements and the $0.7 million reduction in the bad debt reserve for Mexican customers in the June ’12 quarter and the $3.0 million of impairment charges recorded in R&D in the prior-year quarter. These expenses rose on a quarterly sequential basis due to the $2.1 million in legal settlement costs and the higher spending for our interactive products and services, including M&A costs. In addition, while for the second year in a row our top management will not receive a cash bonus as we did not achieve the requisite minimum threshold financial performance, we determined that we could not go another year without providing the rest of our employees with a modest year-end bonus, most of which was expensed in the June quarter. For the year, our aggregate R&D and Selling and Administrative expenses declined by $30.0 million, excluding the $3.0 million of impairment charges recorded in fiscal ’11, and the $3.6 million of incremental bad debt charges for Mexican customers and the $2.1 million of legal settlements recorded in fiscal ’12. This savings was much better than our expectations when we announced our restructuring program. Both R&D and Selling and Administrative expenses are expected to increase as a percentage of revenues in fiscal ’13, as we accelerate spending on our innovation efforts, grow our interactive products and services and support overall revenue growth.

As anticipated, depreciation and amortization expense was higher, primarily due to the greater depreciation associated with the continued transition and upgrade of our installed participation base, along with the growth in our installed footprint. Having upgraded about two-thirds of the installed base to new hardware and more robust operating systems, primarily over the last two years, our future game changes can now more often be accomplished through conversions on the casino floor, thereby enhancing capital efficiencies in coming years. With a healthy number of open orders for participation units, we expect growth in the installed participation footprint in fiscal ’13. We do expect aggregate capital spend on gaming operations equipment and property, plant and equipment to decline in fiscal ’13 by 20%. The participation footprint expansion, coupled with placements of VLTs in Illinois of gaming machines on operating leases and the completion of two large PP&E projects in early fiscal ’13, will continue to drive higher depreciation in fiscal ’13. We expect the increased spending on operating expenses will largely offset the increased gross profit contribution from higher revenues in fiscal ’13.

We repurchased just over $7 million of our common stock in the June quarter, bringing the fiscal ’12 year-to-date total to 2.4 million shares for $50.4 million. In doing so, we retired more than 4% of the shares outstanding at the beginning of fiscal ’12 and we have approximately $148 million remaining under our current repurchase authorization.

During the June quarter, as well as throughout fiscal ’12, we used our financial flexibility to support our customers in their purchase of new gaming machines to refresh their casino floors. In light of their constrained capital budgets, we believe this to be a prudent and practical use of our financial strength and we expect this to continue throughout fiscal ’13. We have continued to experience bad debt expense at 1% or less of revenues, and our percentage of aged notes receivable over 90 days remains below our competitors, so we will continue to use prudence and discipline in the granting of credit. During the June quarter, we also increased our debt by $25 million primarily reflecting the acquisitions to expand and fill-in our comprehensive suite of interactive products and services.

Now, let me turn the call over to Orrin for his comments.

Orrin J. Edidin, President

Thanks Scott. I’d like to focus my remarks on our interactive initiatives.

WMS began to seriously target this area more than four years ago. At that time we envisioned that the convergence between land-based casino gaming and online and interactive gaming was the direction that consumers, and customers would move and took our initial steps to ensure WMS had a differentiated, customer-focused operating plan to address the new opportunities arising from this convergence. Across the gaming industry, our customers are looking for suppliers who will collaborate with them on strategies and efforts to help them benefit from this convergence of their land-based gaming with the various new interactive gaming options.

Our approach was to primarily build from within, which enabled us to conduct research into players’ preferences while maintaining a prudent and disciplined approach to deployment of shareholder capital as these opportunities emerged and evolved. Initially, we licensed intellectual property and technology that eventually became the foundation of our UK-based real-money, online casino platform, JackpotParty.com. At about the same time, we were in the final development stage of creating our proprietary, cloud-based Player’s Life® Web Services.

Strategically, we set out to build a ‘Best-of-Breed” comprehensive portfolio that would be capable of meeting the varying needs of our customers. We believe online creates significant potential growth opportunities for our customers which, in turn, are expected to drive meaningful longer-term growth for WMS. Significantly, as our customers formulate their strategies to capture the benefits of these new distribution channels, we will remain flexible in order to use our full arsenal of technologies and capabilities to quickly offer the customized solutions our customers will need to continue to engage their existing patrons, attract new players and grow their businesses.

We sharpened our focus on the extensive array of interactive wagering and play-for-fun gaming products and services we’ve assembled to better leverage our product development expertise and industry-leading gaming content to capitalize on the significant potential growth opportunities. These opportunities include:

•	Our UK-based JackpotParty.com online casino.

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Our ongoing development efforts to provide a fully managed, end-to-end B2B online casino site in Belgium in collaboration with Groupe Partouche, Belgium’s largest and one of Europe’s largest land-based casino operators. This site will include the full offering of our online gaming products and services.

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Also, our acquisition of Stockholm-based Jadestone brought us a very talented B2B online development team with expertise in multi-player, skill-based gaming as well as exceptional experience in the integration of their servers with customers’ online gaming platforms. Their existing customer base includes most of the world’s largest casino online operators; and our strategy is to now port our game content onto the Jadestone servers so that our games can be offered to all players on these online casino sites in both existing and emerging online markets.

•	Our award-winning, B2B cloud-based Player’s Life Web Services that links casino-based gaming entertainment with non-wagering entertainment features for players at home or on mobile devices.

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And, the acquisition of the Phantom EFX team extends our gaming content distribution into the social, casual and mobile channels, so that consumers can purchase and download our classic slot-based gaming content onto an iPhone, iPad, Android device or PC, or purchase a collection of games at Best Buy, Target, Wal-mart and other leading retailers.

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Our social gaming pursuits were bolstered by the Phantom EFX acquisition, and we recently directly published a new suite of slot-based games with our Jackpot Party® Casino on Facebook. I am pleased to note that initial beta results are far exceeding our expectations.

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And, our strategic B2B alliance with 888 Holdings enables us to provide our U.S. customers with one of the world’s leading online poker platforms. While in a play-for-fun format at the start, we are prepared to pursue potential real-money U.S. poker initiatives and future online casino opportunities, as legal and regulatory enablement are provided, either on a state-by-state basis or by federal legislation.

We expect to expand our interactive initiatives by efficiently leveraging the strengths of our various global resources. These include our Atlanta online development resources, our London online gaming operations center, and our more recent acquisitions of Iowa-based Phantom and Stockholm-based Jadestone. We will also utilize and share the tremendous expertise, capabilities and resources of our Chicago-based online development studio and engineering staff, and our expanding India engineering and software development center. And, of course, we plan to continue to draw heavily upon the existing library of proven gaming content WMS has already developed for land-based casino gaming.

It’s important to note that we have accomplished the bulk of our interactive product development through organic efforts and strategic alliances, and that the total cost of both the Jadestone and Phantom EFX entities, including potential additional considerations, amounts to about $34 million. We believe that increasing our focus on this rapidly evolving growth area and facilitating investment, expansion and extension of our interactive products and services will allow us to provide what our customers need to be successful in these channels.

Sharpening our focus on interactive gaming is the logical, evolutionary step toward leveraging our comprehensive operational capabilities, development resources and content library to achieve new areas of growth in the online, social, casual and mobile distribution channels. Through the integration of our existing capabilities and by leveraging our legacy of developing player-appealing gaming content, we believe we are well-positioned to help operators develop customized gaming experiences that will engage their existing patrons, attract new players and help them grow their businesses.

Our commitment is to offer a full complement of proven interactive products and services, gaming content, and end-to-end solutions to those land-based casino operators that are ready to move forward with interactive gaming offerings for their patrons. Whether on a real money gambling basis where allowed or on a play-for-fun basis, we are committed to assisting our customers in establishing strong interactive gaming relationships with their patrons in the casino, at home or on their mobile devices. Our goal is to help casinos increase their players’ enjoyment of gaming entertainment across these new distribution channels and to work with our customers to monetize these attractive growth opportunities.

Now let me turn the call back to Brian for his thoughts on fiscal ’13 and our strategic priorities and forward vision.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Orrin. We achieved significant progress in fiscal ’12 and expect to build upon these improvements to drive further progress in fiscal ’13. These improvements, along with the growing contribution from our interactive products and services, are expected to generate positive revenue growth, but are also likely to result in additional R&D and SG&A expenses to re-accelerate our innovation efforts, expand our interactive products and services and support the overall growth of our business.

At this time, we expect economic conditions and the gaming industry sentiment to remain challenging. We believe it will take several quarters of meaningful improvements in general economic conditions before we see operator confidence build to the point where they notably increase annual capital budgets and right now we are not expecting such a rebound. As a result, consistent with our previous commentary, we expect to see little if any meaningful improvement in the replacement market in fiscal ’13 compared to fiscal ’12. In addition, we continue to expect an overall reduction in demand for shipments to new casino openings and expansions over the next 12 months.

Despite this, we expect to benefit from a broad range of growth drivers in the year ahead. We believe our revenue growth will be driven by ship share gains as a result of great content and product innovation, including new platforms and form factors; by increased VLT unit shipments, including our selection to participate in the replacement of VLTs in Alberta, Canada and the initial VLT shipments in Illinois; increased participation revenues as we grow the installed base with innovative new content and new licensed participation games; the launch of our new My Poker video poker product in partnership with Station Casinos in the Las Vegas locals market; an increase in the contribution from the ongoing commercialization of the Company’s networked gaming system and portal applications; a strong line-up of new gaming platforms for both product sales and gaming operations; and, increased revenues from our interactive products and services.

However, given the current marketplace environment coupled with the expected range of VLT pricing and ongoing market pressures, average selling price in fiscal ’13 is likely to see greater variability on a quarterly sequential basis depending on the product mix in a given quarter.

On a quarterly basis we expect fiscal ’13 will follow the pattern of the last several years, with September being the quarter with the lowest revenues and operating margin followed by sequential growth expected in each of the subsequent fiscal quarters. For our first quarter, we expect revenues to approach the levels of revenues in the September 2011 quarter, with stronger revenue growth in the back half of the fiscal year.

Equally important, fiscal ’13 will include continued focus on margin improvement to help offset the higher spending to develop and advance our product innovation model and expand our interactive gaming initiatives, which we believe is an area that can provide significant potential for longer-term revenue growth and attractive margins. We expect R&D in fiscal ’13 to increase to a range of 15-to-16% of revenues and that SG&A and depreciation will also increase as a percentage of revenues.

At WMS, our priorities for fiscal ’13 are clearly defined and understood throughout the organization:

First: Develop and introduce innovative, player-appealing games and new cabinets to grow our installed participation product base, improve our daily average revenue and further support our customers. We expect to continue to maintain particular emphasis on increasing the mix of wide-area progressive units and our proprietary Adaptive Gaming® technology units.

Second: Develop and launch differentiated for-sale products and cabinets to garner increased ship share. We place an extraordinary emphasis on creating value for our customers, both through high-earning, creative gaming content, new cabinets and by providing world-class customer service. Throughout WMS, our employees are committed to serving customers with innovative, high-performing gaming products enabled by advanced technologies that are again redefining our industry.

Third: Invest, develop and support the expansion of our interactive products and services. We expect to aggressively leverage the transition of our library of great gaming content into new distribution channels. While our focus during fiscal ’13 will be primarily on further organic development, we will remain open to selective alliances, licensing opportunities and acquisitions that will reinforce our “best-of-breed” approach to bring the benefits of interactive gaming to our customers.

And Fourth: Continue to enhance our margins through further success with strategic sourcing initiatives and the pursuit of value-added projects in our continuous improvement efforts. These initiatives should generate greater effectiveness, provide organizational productivity to efficiently support additional global growth and deliver greater cost savings and returns on capital that will build shareholder value and fund additional profitable growth.

We undertake each of these initiatives with our focus on enhancing shareholder value and our capital deployment policies and activities – including the modest investments in leading interactive technologies and companies – and our share repurchases are tangible examples of this focus.

In closing, I want to share my excitement and anticipation for this year’s G2E show in Las Vegas. Throughout WMS, we continue to believe that innovation and effective R&D spending remain critical to drive our long-term growth; and our development teams and engineers have created some truly spectacular products for our customers this year. We will be showcasing more products than ever before, across the broad spectrum of for-sale and participation categories, including innovative new gaming content, exciting new licenses, and differentiated new platforms and cabinets. All of which will be available in fiscal ’13. The coupling of new content using our new CPU-NXT3 platform in new cabinets in both for-sale and participation products provides us with an excellent opportunity to incrementally improve the earnings performance of our products, which should increase our share in future quarters. I believe we will again demonstrate to customers a depth and breadth of creative and innovative new products that will standout within the industry.

We will now be happy to take your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Harry Curtis with Nomura. Please go ahead.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Hey.

<A – Brian Gamache – WMS Industries, Inc.>: Hey, Harry.

<Q – Harry Curtis – Nomura Securities International, Inc.>: How are you?

<A – Brian Gamache – WMS Industries, Inc.>: I’m well.

<Q – Harry Curtis – Nomura Securities International, Inc.>: So talk about the competitive environment, particularly on game ops. I’m just interested in how aggressive your competitors are being on price and to what degree you’re having to, perhaps, cut better deals just to keep share on the floor.

<A – Brian Gamache – WMS Industries, Inc.>: Harry, we haven’t had a lot of deals we’ve cut with our participation product. I will tell you that there’s probably – the better competitive product is out there than it has been in quite some time. The competitive pressures from a product standpoint have never been this aggressive. But again, I think when you look at our quarterly sequential decline of 2%, it’s less than the 5% to 6% that the operators are reporting thus far and it’s half of what our biggest competitor reports. So I think our content is working. But with this global economic situation and the lack of consumer confidence, as we mentioned in our comments, it’s hard to swim upstream here. Our content is working. Our newest content is performing very, very well. But again, 70% of our installed base is on variable coin-in models, and when you don’t have the kind of volume, it’s hard for us to show leverage in that yield.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Okay, and then the same question on product sales. Are you having to discount all that much? And not necessarily just on the optics, but perhaps other ways of generating sales, like through conversion kits, if you’d give us a sense of what those trends look like?

<A – Brian Gamache – WMS Industries, Inc.>: Well, first of all, again, the for-sale product business is very competitive as well. The pie has shrunk over the last couple years. And I’m really proud of our guys for going out there and fighting for our share. We think we had somewhere in the 20% share for the quarter. And given the fact that our hardware is a couple of years older than our competitors’ hardware, which we mentioned in the call we’ll be bringing out new hardware this current year, that’s a pretty good result. So I think our sales guys have really created an opportunity here when there really wasn’t one to gain share.

But again, I think that the pricing there is fairly consistent. In Q4 we saw a $700 increase quarter over quarter, which we expected. I don’t think you’ll see any major upticks or downticks in the pricing going forward. I think when we have our new cabinets coming out next fiscal year, there will be an opportunity for us to look at price again and hopefully the market conditions will be more improved there. But I think pricing is competitive and you have to roll your sleeves up from time to time, but people are still willing to pay for content. And the good news from our standpoint is we were able – on a 13% less reduction in product sales for the year, we were able to show a 400 basis point improvement in our margin. So we are being more efficient and our supply chain is working better and our continuous improvement initiatives are working better. So when price does come back, we’ll be able to have a drop to the bottom line.

<Q – Harry Curtis – Nomura Securities International, Inc.>: Thanks very much for the color.

Operator: Our next question comes from the line of Carlo Santarelli, Deutsche Bank. Please proceed.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Hey, good afternoon, everyone. I had a question about your gaming ops space. For the second quarter, it looks like your average installed base at the end of the period was below your end-of-period balances for both fiscal 3Q and fiscal 4Q. Could you guys walk through the cadence of that within the quarter?

<A – Scott Schweinfurth – WMS Industries, Inc.>: The average is merely taking the number of units that we have out each day of the quarter and computing a simple average to that, and it was – what was it, let me look it up here. It was 9,250 for the quarter. We started the quarter with a higher number and we had units that the net of units being installed and de-installed resulted in units going backwards at the beginning of the quarter. And then once we got the approvals for the products in the June timeframe.

<A – Brian Gamache – WMS Industries, Inc.>: Which was in the mid-June timeframe.

<A – Scott Schweinfurth – WMS Industries, Inc.>: .right, then, we were able to build the installed base as we approached the.

<A – Brian Gamache – WMS Industries, Inc.>: But from an apples-to-apples standpoint, it’s the June 30 number versus the end of March number that we’re comparing that we showed an accretion.

<A – Scott Schweinfurth – WMS Industries, Inc.>: That showed an accretion, like Carlo was saying, but your average installed base was lower than where you started.

<A – Brian Gamache – WMS Industries, Inc.>: I was looking at some numbers today, Carlo, and I was interested to find out that we’re now less than 100 units from our high water mark on the Wide Area Progressive business, and we’re about 400 units away from our high water mark on the total participation business, so we have gained some ground. We would expect that with the products we have rolling out and have rolled out that we would make up some ground here in fiscal 2013 and get back to an accretive number from an all-time high mark going forward.

<A – Scott Schweinfurth – WMS Industries, Inc.>: We’re more than 400 units from the...

<A – Brian Gamache – WMS Industries, Inc.>: Are we?

<A – Scott Schweinfurth – WMS Industries, Inc.>: ...the height was 10,400.

<A – Brian Gamache – WMS Industries, Inc.>: Okay, pardon me. Yeah.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Great. So as we look ahead to fiscal 2013, will there be as much variability in that number within the intra-quarter swings? Because as you could tell, a lot of times the models will drive off that average number and it seems like end of period to end of period there seems to be a wide swing between that and the average. Does that start to normalize next year just given the commentary about some of the approvals that you had out in June?

<A – Brian Gamache – WMS Industries, Inc.>: It’s really a competitive environment, Carlo, and a lot of that will depend on the consistency of our products. The products we’re launching right now would give me great hope that we won’t have the kind of churn that we have seen. But we have a lot of, as I said earlier on Harry’s question, we have a lot of great competitive product out there that’s – you have to earn your stripes out there every single day. And we have a lot of different competitors putting very good product out there that’s causing us to earn our footprint every single day. So, one would hope that the product we are launching that it wouldn’t be as much of a churn, but time will tell.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Makes sense. And then if I could just have one follow-up on the product sales, and I know, Brian, you touched on it earlier. When you guys look at your apples-to-apples just – sorry, your new unit sales, in terms of the margin on your units, obviously not including your used games and your conversion kits and things like that, are your margins on that pretty much stable year over year, or are you seeing some nice growth in that segment as well?

<A – Brian Gamache – WMS Industries, Inc.>: Actually, it’s growing quite nicely. If you look at our Bluebird2, we are north of 60%, if you just look at a pure Bluebird2 today, and we’ve made significant progress over the last 12 months on that. So our goal is when we take out Bluebird 3 and beyond is to be margin neutral. And we’ve hired a whole team of people under Mike Rutz and Fred Gabbard’s area to make sure that these new products come to market at par. And so we’ve spent a lot of time and effort making sure that we don’t step backwards when we’re bringing new products to market because it’s just too painful in the margin area.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Yes, great. Thanks, Brian.

Operator: Our next question comes from the line of Shaun Kelley with Bank of America. Please proceed.

<Q – Shaun Kelley – Bank of America Merrill Lynch>: Hey, good afternoon, guys. I just wanted to ask about the guidance looking ahead for next year. So if I’m reading this right given the some of the higher expenses, can we basically triangulate and get into something like flattish earnings per share, assuming that you guys are able to hit the revenue targets that you laid out here?

<A – Brian Gamache – WMS Industries, Inc.>: We didn’t give that guidance, but if you are interpreting that literally, it’s probably pretty close.

<Q – Shaun Kelley – Bank of America Merrill Lynch>: Fair enough. So then I guess thinking through that, how much contingency plan do you guys think you have if some of your revenue targets come in a little light? It obviously remains a very competitive and promotional environment out there, and you guys have a target to really pick up in the second half. But if those numbers aren’t coming in as you anticipate, are you able to adjust down some of the operating expenses to get some cushion?

<A – Brian Gamache – WMS Industries, Inc.>: Absolutely. The majority of the expenses we’re going to be adding are head count, and particularly in the interactive area. So there’s no question, if the revenues somehow – every budget we give to our Board of Directors comes with a contingency plan. And we always plan for a rainy day and we’ve executed on these plans. Unfortunately, it has been a core competency of ours for the last several years. But that being said, I believe this budget is a realistic budget given the visibility we have today, but it also has some upside in it. I think there are no home runs here, a lot of singles and doubles. And at the end of the day, we want to see some more positive trends before we start declaring victory.

<Q – Shaun Kelley – Bank of America Merrill Lynch>: Okay, that’s helpful. And then I guess last one from me would be just be on ASPs in general or as we think about the outlook. Is it reasonable to think that ASPs can stabilize for you guys next year and actually gain? Or with the VLT mix as you guys start mixing in Illinois and Canada, is it fair to assume that there those actually probably need to be down just given the negative mix shift?

<A – Brian Gamache – WMS Industries, Inc.>: I think to be conservative, I’d say that the VLT business – and, as you know, these are huge orders that come every 10 or so years, so it’s a wonderful business for us to have and we’re delighted to be able to serve those markets. But it does come at a lower ASP. I don’t think our new product offerings are going to offset those ASPs. So I think ASP, the upside is limited for fiscal 2013 on ASP. But I do believe that in the second half of the year when we launch our new products and cabinets and form factors, we’ll have an ability to see an uptick in our pricing. But I’m not sure, given the first half, if it will offset it enough.

<Q – Shaun Kelley – Bank of America Merrill Lynch>: Okay, got it. That’s it for me. Thank you very much.

Operator: Our next question comes from the line of Joel Simkins with Credit Suisse. Please go ahead.

<Q – Joel Simkins – Credit Suisse Securities (USA) LLC (Broker)>: Hey, good afternoon, guys. Brian, I guess just going back to the commentary on gaming operations, can you just give us a sense where you think the floor is on game ops yields, just given some of the pricing dynamic you’re seeing with some of your competitors?

<A – Brian Gamache – WMS Industries, Inc.>: Again, I think it really is contingent on the economy, Joel. I’m looking at numbers every single day and it’s not one market. All the markets are affected. We get daily coin-in numbers across North America, and all markets are off. I think it’s more of a macro issue for the industry as opposed to a WMS issue. And I think the fact that we were only off 2% when the operator is reporting 5% to 6% declines is a good thing for us, but it’s not something we’re happy with.

I do think that the more of these products that we bring out on CPU-NXT3 and more of these new form factors that we bring to the market, and you’ll see them in a few weeks at G2E – I believe we have a chance to ramp up the yield dramatically in fiscal 2013. But, again, we do have to have a little bit of help from the economy. We can’t do this alone on the back of our content.

Our latest content is performing. Unfortunately, it’s not performing at a level that’s going to offset the economic weaknesses.

<Q – Joel Simkins – Credit Suisse Securities (USA) LLC (Broker)>: And maybe for you, Scott, in terms of the higher SG&A spend for fiscal 2013, how much would attributed to Williams Interactive and perhaps some of the acquisitions you made recently? And then also if you could comment on the vendor financing, as you touched on in your comments, where is this vendor financing is going? Is this mainly to Native American regional gaming, or is this just touching down to more international markets?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Sure. On the higher SG&A expense, yes, I would say that for both R&D and for SG&A, the interactive products and services are the larger portion of the dollars that are increasing. And yes, some of it does relate to the M&A deals that we’ll now be consolidating this year, but also some of it is an acceleration on our part of spending for our interactive opportunities.

And then relative to the vendor financing, it has been something that has continued on really since we started expanding the financing in ‘09 when – and if you’ll recall at that time, it was mostly being done for the larger U.S. operators. Then about after a year, it became more based upon a couple of new markets that we went into, Mexico and Australia, where the terms – the people were doing two and three-year deals, so if we were going to play in that market we had to offer that sort of thing. Now we’ve seen a bit more of the international – other international markets that want the financing along with some more of the U.S. larger operators asking for it.

So we’ve done a pretty decent job I think in being cautious about what we’re doing, trying to protect WMS’ best interests. And we’re using our financial flexibility of our balance sheet to create revenue opportunities. I think I said in my comments that our bad debt expense has been at 1% or less over I think the entire time that – the last 12 years. And at June 30 we had something north of 90% of all of our receivable balances that were in the current category. So we’ve not seen any deterioration in that respect. So we’re going to continue to be prudent in what we do and, at the same time, use the balance sheet as we’ve been doing.

<A – Brian Gamache – WMS Industries, Inc.>: In addition, I think we’ve collected about $8.5 million of interest on those receivables as well.

<Q – Joel Simkins – Credit Suisse Securities (USA) LLC (Broker)>: Got it. And one final question if I may. In terms of the Station agreement you announced in the quarter, I thought that was pretty significant. Can you give us a sense of how big of a sale this is? Is this hundreds of units, several hundred units, a thousand units? And this does this have a recurring revenue opportunity associated with it?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Joel, it’s a couple hundred units at the start. They obviously want to see how the product does on the floor. And we’re not going to talk about pricing for an individual customer.

<Q – Joel Simkins – Credit Suisse Securities (USA) LLC (Broker)>: Okay, thank you.

Operator: Our next question comes from the line of Mark Strawn with Morgan Stanley. Please proceed.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Hi. I just had one question on the game ops side. It looks like you mentioned that CapEx is going to tick back down to maybe the $65 million or so range. But this year you saw the increase out to maybe $85 million or so, which is an all-time high, which is driving returns down. Do you consider those investments more defensive? Are we going to see more offensive investments here? Because it doesn’t seem like that increased CapEx has started to contribute to incremental yield or really significant increases in placements yet.

<A – Brian Gamache – WMS Industries, Inc.>: It’s a great question, Mark. We have actually spent a lot of around here talking about that very subject. But it comes back to if we didn’t invest that $80 plus million, that business would be in jeopardy. We have to protect and preserve that shelf space, and you have to continue to invest in that business in good times and in bad. So I would look at that as an insurance policy about holding that space. It’s an upwards of $300 million business that we run, and you have to keep that business continually priming the pump.

And when you have the kind of challenges that we’ve had over the last couple of years with content sticking, these are the kind of issues that happen. Unfortunately – or fortunately for us, when you have the kind of Wizard of Oz experience, it’s skews results as far as an investment in capital, because that game has been out there in over five years with very few touches. So we’re going to continue to monitor it. We believe it’s the best investment we can make given the fact that it’s 80%-plus margin business and we still believe in the business.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay, thank you.

Operator: Our next question comes from the line of Cameron McKnight with Wells Fargo. Please proceed.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Great, thanks; Scott, a question for you. On the CapEx guidance, can you give us some color and sense of the breakout between the year-on-year change in game ops CapEx versus PP&E that leads us to the 20% year-on-year decrease, primarily represent the new building rolling off?

<A – Scott Schweinfurth – WMS Industries, Inc.>: The 20% decrease will have a bigger impact on PP&E than game ops. On the game ops side, we have been investing at an accelerated rate the last two years to change out the installed base, upgrade it from the Bluebird cabinets to Bluebird2 and Bluebird xD. And while we’re at about two-thirds at this point, it’s not like we’re looking to replace the other third in the next fiscal year. That other third will be replaced over the next couple of years.

So the spending on the participation business is likely to go backwards but we are expecting that the rollout of VLTs in Illinois, that a portion of that will be on an operating lease basis, and so that will be our capital and so we’ll be investing capital dollars there. And yes, on the PP&E side, we have both the new facility in Chicago and our Oracle ERP reimplementation. We’ll be going live in early in fiscal ’13. And so the capital spending that we’ve been doing there will lag as a result.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Okay, great. Thanks, and then a follow-up. The sale of conversion kits has been relatively strong for the past few quarters. Do you think the fact that your platform has been out there for a while and we’re waiting for the next platform has seen some mix shift from bulk sales to conversion kit sales?

<A – Brian Gamache – WMS Industries, Inc.>: When you look at the quarter, Cameron, we had 2,100 unit conversion kits sold a year ago and 5,500 this year. And for the year, fiscal 2011, we had 8,200 versus 19,900. To me that says that people like our content again. I think fiscal 2011, people were having a wait-and-see attitude. So I think this bodes well into keeping our content fresh. It certainly helps the performance of our games, so when they sign up to buy new games, we’re going to be at the front of the line.

But our biggest opportunity is our 67,000 Bluebird 1’s that remain in the field. We don’t service those games anymore. They’ve been out there now for a number of years, and we have a huge opportunity in creating those into new sales opportunities, hopefully in the next several quarters. So we continue to believe that those Bluebird 1’s are going to have to come back at some point and that’s a huge opportunity for us. But the conversion kits are very exciting to us. That along with our ASP are both two indices that we look at very carefully to make sure that our business is trending properly, and I’m happy to report that it is.

<Q – Cameron McKnight – Wells Fargo Securities LLC>: Great, thanks very much.

Operator: [Operator Instructions] Our next question comes from the line of Joe Greff with JPMorgan. Please proceed.

<A – Brian Gamache – WMS Industries, Inc.>: Hey, Joe.

<Q – Joe Greff – JPMorgan Securities LLC>: Good evening, guys. Within your fiscal 2013 guidance, do you have anything for Ohio VLTs?

<A – Scott Schweinfurth – WMS Industries, Inc.>: No.

<A – Brian Gamache – WMS Industries, Inc.>: No, we don’t, Joe.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay. And then, Brian, going back to what we saw in the quarter with the conversion revenues and the used game sales, how broad was that? Is that across a broad spectrum of geography and customer base? Or is it – was it a handful of casino operators?

<A – Brian Gamache – WMS Industries, Inc.>: All across the board.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay.

<A – Brian Gamache – WMS Industries, Inc.>: All across all the jurisdictions.

<Q – Joe Greff – JPMorgan Securities LLC>: And then when we look at that other product sales revenue, Scott, what is the, roughly, the margin differential between that and the product sales revenue? That obviously aided the quarter but if can you help us understand that a little bit.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Well, it’s really a mix, Joe, because, as you can imagine, the conversion business is very high margin to it because the cost of a chip is very low. But the used game business has a relatively low margin to it, especially if the used units are going out on an as-is basis rather than a refurbished basis. So, this quarter, we ended up having an actual higher margin on used gaming machine sales, which helped the overall margin, and we had 5,500 conversion kits, which that, too, helped the margin.

<Q – Joe Greff – JPMorgan Securities LLC>: Okay, great. And then one final question, if I may. Brian, Scott, Orrin, just based on conversations you’ve had with your customers, do you look at the second half of this calendar year for replacements in North America as being in line with what you experienced in the first half? Or do you see it for macro reasons slowing down? That’s all for me, thanks.

<A – Brian Gamache – WMS Industries, Inc.>: The first half of our fiscal year, which is the September-December quarter, are typically our two slowest quarters of the year, primarily because of the budget, the capital allocation happens in January and the June quarter and we have G2E in the middle of that. So I don’t think we’re expecting any different trends in the first half of our fiscal year than we have in the past. The guidance today is we talked about, Q1 is our slowest quarter, both from a product sales and participation, and it ramps up sequentially through rest of the year.

<Q – Joe Greff – JPMorgan Securities LLC>: Thank you.

<A – Brian Gamache – WMS Industries, Inc.>: Any other questions, operator?

Operator: We have no further questions. Mr. Gamache, I will turn it back to you.

Brian R. Gamache, Chairman & Chief Executive Officer

Thank you for joining us today. We look forward to seeing many of you in early October at G2E in Las Vegas, where we will be demonstrating our line-up of new and exciting products that will continue to power our growth during fiscal ‘13 and beyond. Have a great afternoon.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We do thank you for your participation and ask that you please disconnect your lines.

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